EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (Form S-8) of Anesiva Inc. pertaining to the 2003 Equity Incentive Plan, the 2003 Non-Employee Directors’ Stock Option Plan and the 2003 Employee Stock Purchase Plan of our reports dated March 8, 2007, with respect to the consolidated financial statements of Anesiva, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2006, Anesiva, Inc. management’s assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of Anesiva, Inc. filed with the Securities and Exchange Commission.

/s/ ERNST & YOUNG LLP

Palo Alto, California

March 9, 2007